EXHIBIT 10.2
EMPLOYMENT AGREEMENT
DATED AS OF MARCH 6, 2006
BETWEEN PAPERFREE MEDICAL SOLUTIONS, INC. AND STEPHEN HAWKSWORTH

STEPHEN HAWKSWORTH ("Executive") and PAPERFREE MEDICAL SOLUTIONS, INC. ("Company") hereby agree as follows:

1. Term. The term of Executive's employment by Company under this Agreement (the "Term") shall commence on and as of March 6, 2006 for a one-year term ending March 5, 2007, and continue thereafter for successive one-year terms (the initial one-year term and each one-year term thereafter, collectively the "Term"), unless either Company or Executive gives notice to the other at least three (3) months in advance of the expiration of the current term that it wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of such term, unless earlier terminated as hereafter provided.

2. Title and Duties. During the Term, Executive shall be employed by Company as Chief Executive Officer ("CEO") reporting to the Board of Directors of the Company. Executive shall devote his full-time attention and energies to the business of the Company; provided, however, that the foregoing shall not preclude Executive from engaging in charitable and community affairs, or participating as a director of a non competing business company, or managing his personal investments. Executive shall perform such duties, which shall not be inconsistent with his position as CEO of Company, as are assigned to him from time to time by the Chairmen of the Board of Company, and any other duties undertaken or accepted by Executive consistent with his position as Chief Executive Officer of the Company. Every executive officer of the Company (other than the Board of Directors) designated by the Executive shall report to him. Company agrees to use its best efforts to cause Executive to be elected to the Board of Directors of the Company (or its successor in interest), at the next annual meeting of the Company or earlier if possible, and to nominate Executive as a member of the management slate at each annual meeting of stockholders during employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected. A failure to elect the Executive to the Board of Directors shall give the Executive the right to terminate his employment under this Agreement in accordance with Section 10.

3. Salary. Executive shall receive a salary of $100,000 per annum during the first year of the Term. Executive's salary shall be reviewed at least annually and may be increased but not decreased. Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy.

4. Performance Bonus. Within each year of the Term, Executive will be eligible for a performance bonus which will be determined by the mutual agreement of Executive and the Board of Directors, but which shall not be less than $80,000 for any year during the Term. The performance bonus shall be subject to the following conditions:

(a) The bonus shall be earned by Executive through the company meeting or exceeding fiscal quarterly performance metrics that are mutually agreed by Executive and the Board of Directors.

(b) The fiscal quarterly performance metrics may be revised within any year by mutual agreement of Executive and the Board of Directors to reflect changing business conditions.

(c) The bonus shall be paid in equal installments within thirty (30) days of the end of the fiscal quarter in which the metrics are satisfied except that Executive shall have the right to achieve the metrics of any previous quarter, wherein the metrics went unsatisfied, in any subsequent quarter throughout the fiscal year.

(d) The performance bonus shall be reviewed at least annually by the Board of Directors and may be increased but not decreased.

5. Stock Warrants. Subject to Board approval, Executive shall be granted stock warrants (the "Two Million Warrants") to purchase an aggregate of Two Million (2,000,000) shares of common stock of the Company. The Two Million Warrants are deemed to be of record as of March 6, 2006. The Two Million Options shall be granted in accordance with, and subject to the following:

(a) The exercise price of the Two Million Warrants shall be equal to the closing price plus Ten Percent (10%) per share of the common stock of the Company on the day before this Agreement is executed, delivered, and announced. The Two Million Warrants may be exercised at any time after vesting but prior to expiration.

(b) The Two Million Options shall be subject to the terms and conditions of the 2004 Directors, Officers and Consultants Stock Option, Stock Warrant, and Stock Award Plan; a copy of which is attached hereto and incorporated herein by reference as Exhibit "A".

(c) The Two Million Warrants shall vest in such shares according to the following schedule:

Tranche	No. of Shares	Vesting
1	500,000	Immediately upon execution of this Agreement
2	500,000	June 5, 2006
3	500,000	September 5, 2006
4	500,000	December 5, 2006
The vesting schedule shall be accelerated in the event of a Non-Fault Termination (as defined in Section 11).

(d) In the event there is a Change of Control at any time during the Term, then the acceleration of the vesting schedule of the Two Million Warrants and the exercisiability of the Two Million Warrants shall be governed by the Plan upon such Change of Control.

(e) The Two Million Warrants shall expire on the earlier of ten years from the date of grant or the termination date plus two (2) years after termination of Executive's employment with Company.

(f) At the end of the initial Term, Executive shall have the right, for a period of six (6) months thereafter, exercisable on ten (10) days written notice to Company ("Put Period"), to require the Company to purchase from him up to 2,000,000 shares of the common stock of the Company held by Executive as a result of the exercise of the Two Million Warrants at a purchase price equal to the closing price less ten percent (10%) of the common stock of the Company on the day after the initial Term.

(g) In the event the outstanding shares of common stock of Company are changed into or exchanged for a different number or kind of shares or other securities of Company or of another corporation by reason of merger, consolidation, other reorganization, reclassification, combination of shares, stock split-up or stock dividend, rights of the Two Million Warrants granted hereunder, the number of subject shares and the exercise price (and other terms herein relating thereto) shall be adjusted appropriately.

6. Benefits. Executive shall be entitled to receive the following benefits:

(a) Health care coverage equivalent to that provided to the Company's other executive officers at the Executive’s option subject to the stated Enrollment Periods then prevailing.

(b) Reimbursement of reasonable living expenses in the Kokomo area to a monthly maximum of two thousand five hundred dollars ($2,500) per month.

(c) Three (3) weeks paid vacation each year during the Term. The maximum accrued vacation shall be six (6) weeks.

(d) The Executive shall be treated in the same manner as, and shall be entitled to such benefits and other perquisites and terms and conditions of employment no less favorable than those provided to the most senior officers of the Company.

7. Reimbursement for Expenses. Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive in the belief that they will benefit the Company. Subject to Company's policy regarding the reimbursement and non-reimbursement of such expenses, Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

8. Protection of Company's Interests.

(a) During the Term of Executive's employment by Company, Executive will not compete in any manner, directly or indirectly, whether as a principal, employee, consultant, agent, owner or otherwise, with Company or any affiliate thereof except that the foregoing will not prevent Executive from holding at any time less that 5% of the outstanding capital stock of any company whose stock is publicly traded.

(b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by Executive during the Term of his employment or resulting from his service shall be deemed to be a work for hire and shall be the sole and exclusive property of Company. Executive agrees to execute, acknowledge and deliver to Company, at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Any confidential and/or proprietary information of Company or any affiliate thereof (including, without limitation, any information relating to the identities, capabilities, compensatory and contractual arrangements and/or general personnel data of employees of Company and its affiliates) shall not be used by Executive or disclosed or made available by Executive to any person except as required in the course of his employment, and upon expiration or earlier termination of the term of this Agreement, Executive shall return to Company all such information that exists in written or other physical form (and all copies thereof) under his control. Executive agrees to sign the Company's standard form of confidentiality agreement contemporaneously with the execution and delivery of this Agreement.

9. Termination. In addition to any right to terminate under Section 1 above:

(a) Company shall have the right to terminate Executive's employment with Company under the following circumstances:

(i) Upon death of Executive;

(ii) Upon notice from the Company to Executive in the event of an illness or other disability which has totally and permanently incapacitated him from performing his duties as Executive on a substantially full-time basis as described in the Company's long term disability plan;

(iii) For good cause immediately upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall mean actual fraud, embezzlement or
intentional misconduct which has caused demonstrable and serious injury to the Company; or

(iv) Conviction of a felony or crime of moral turpitude which has caused serious injury to the Company.

(b) If Executive's employment is terminated pursuant to Section 9(a)(iii) or 9(a)(iv) above, Executive's rights and Company's obligations hereunder, and all unvested stock warrants granted in accordance with this Agreement which have not already vested shall forthwith terminate in their entirety, except that, notwithstanding the foregoing, (i) the expiration date of any Warrants which have already vested in accordance with this Agreement shall be 30 days after the date of termination pursuant to Section 9(a).

(c) If Executive's employment is terminated pursuant to this Section 9 no Termination Payment (as defined in Section 11) shall be payable.

10. Termination by Executive. Prior to the expiration of the Term, Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, provided that Company shall have 20 days after the date such notice has been given to Company in which to cure the conduct or cause specified in such notice:
(a) Executive is not elected or retained in accordance with Section 2 as CEO (reporting to Company's Board of Directors) and a director of Company;

(b) There is a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities;

(c) There is a substantial and continued reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which is reasonably necessary for the performance of Executive's duties;

(d) Company shall fail to issue stock pursuant to Executive's stock warrants provided for herein or shall reduce his salary or shall deny Executive eligibility for annual discretionary bonuses, or Company shall fail to make any compensation payment required hereunder;

(e) A Change of Control shall occur; and

(f) Any breach of this agreement by the Company.

11. Termination Payment. If a Non-Fault Termination (as defined below) of Executive's employment with Company shall occur other than by means of the death or disability of Executive, Executive shall be entitled to receive a lump sum payment equal to the Executive's then annual base salary and bonus (provided, however, that in no event shall the annual bonus be less than $50,000) (Termination Payment). The Termination Payment shall be made to Executive not later than 30 days after the date of such Non-Fault Termination. "Non-Fault Termination" shall mean Executive's employment with Company shall be terminated (i) without cause, (ii) be reason of death or total and permanent disability pursuant to Section 9(a)(i) or (ii) hereof, or (iii) Executive shall validly terminate his employment pursuant to Section 11 hereof. Except for Executive's rights under Sections 5(e), 5(f) and 6(e), which shall remain in full force and effect after any Non-Fault Termination of this Agreement, and for the acceleration of the vesting of the Two Million Warrants, the Termination Payment described in this Section 11 shall be Executive's sole and exclusive remedy under this Agreement in the event of a Non-Fault Termination.

12. Assignment. Company may assign this Agreement or all or any part of its rights hereunder to any entity that succeeds to all or substantially all of Company's assets or that holds, directly or indirectly, all or substantially all of the capital stock of Company or that is otherwise a successor in interest to Company generally, and this Agreement shall insure to the benefit of, and be binding upon, such assignee or successor in interest. This Agreement is personal to Executive and Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm, corporation or other entity.

13. No Conflict with Prior Agreements. Executive represents and warrants to Company that, to the best of his personal knowledge and belief, neither the execution and delivery of this Agreement, his commencement of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part of any third party or violates or interferes with any rights of any third party.

14. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

15. Post-Termination Obligation. After the expiration or earlier termination of the Executive's employment hereunder for any reason whatsoever, Executive shall not either alone or jointly, with or on behalf of others, either directly or indirectly, expressly or implied, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such expiration or termination, solicit in any manner whatsoever the employment or engagement of, either for his own account or for any other person, firm, company or other entity, any person who is employed by Company or any affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of Company or any affiliated entity.

16. Reimbursement of Legal Expenses. Company agrees to reimburse Executive for his reasonable out-of-pocket legal expenses and costs incurred in connection with the negotiation and preparation of this Agreement.

17. Entire Agreement, Amendment, Waiver, Etc.

(a) This Agreement supersedes all prior and/or contemporaneous agreement and/or statements, whether written or oral, concerning the terms of Executive's employment, and no amendment or modification of this Agreement shall be binding unless set forth in writing signed by Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be effective unless in writing and signed by the party effecting the waiver, and no such waiver shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(b) All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. In the event of any controversy or claim by either party hereunder, the prevailing party in any final and legally binding adjudication (as to which all periods for the filing of any appeal have expired) with respect to such controversy or claim shall be entitled to reimbursement from the losing party for reasonable attorney's fees and costs and for all other reasonable expenses of such adjudication.

18. Notices. All notices that either party is required or may desire to give the other shall be in writing and shall be effective (i) upon personal delivery or (ii) three business days after deposit of the same with the United States Postal Service for delivery by certified mail, return receipt requested, addressed to the party to be given notice as follows:

To Company: PaperFree Medical Solutions, Inc.
121 West Sycamore Street
Kokomo, Indiana 46901
Attn: William Sklar, Chairman

To Executive: Stephen Hawksworth
1725 Kent Road
Hoffman Estates, Illinois 60195

Either party may by written notice designate a different address for giving notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

19. Arbitration. Any dispute arising out of this Agreement shall be determined by arbitration in Indianapolis, Indiana, under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement. Subject to Section 16(c), the expenses of the arbitration proceedings concluded pursuant to this paragraph will be borne by the parties in such proportions as the arbitrators decide.

20. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws as a result of payment upon a change of control, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

21. Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PAPERFREE MEDICAL SOLUTIONS, INC.